Exhibit 99.2

January 22, 2013

Dear Financial Advisor,

As we have previously communicated to you, Cole Real Estate Investments and the Board of Directors of Cole Credit Property Trust II (“CCPT II”) have been exploring various paths to liquidity for our shareholders. Today, we are pleased to announce a full liquidity event: the combination of CCPT II and Spirit Realty Capital, Inc. (“Spirit Realty”), a publicly listed real estate investment trust (“REIT”), and a subsequent listing of the combined company’s shares on the New York Stock Exchange (“NYSE”). CCPT II’s Board of Directors and the Spirit Realty Board of Directors have unanimously agreed to a definitive merger agreement in a transaction that will create the second largest publicly traded triple-net lease REIT in the United States with a pro forma enterprise value of approximately $7.1 billion. Based on Spirit Realty’s closing share price on January 18, 2013, the transaction would generate a positive cumulative total return for CCPT II shareholders. The transaction, which is expected to close in the third quarter of 2013, is subject to the approval of the CCPT II and Spirit Realty shareholders and the satisfaction of customary closing conditions.

Under the terms of the merger agreement, Spirit Realty shareholders will receive a fixed exchange ratio of 1.9048 CCPT II shares for each share of Spirit Realty common stock owned (equates to 0.525 Spirit Realty shares for each share of CCPT II). The combined company will immediately list its common shares on the NYSE and will trade under Spirit Realty’s existing ticker SRC. Based on Spirit Realty’s closing price of $17.82 per share on January 18, 2013, the exchange ratio implies a value of $9.36 per CCPT II share and, depending on when a CCPT II shareholder invested, reflects a positive cumulative total return of 20% to 42%, despite the fund operating through a challenging time in the real estate cycle.

The independent directors of the CCPT II Board, with the assistance of legal and financial advisors, thoroughly evaluated potential options to maximize value for our shareholders in their pursuit of a liquidity event. We are pleased that your valued clients, who entrusted us with their hard earned capital, now have a transaction that provides them with both liquidity and an attractive valuation. We believe our disciplined investment philosophy of acquiring high-quality, income producing properties, net-leased to long term creditworthy tenants was the foundation that allowed the CCPT II portfolio of assets to deliver great results with this announcement.

Upon the transaction closing, CCPT II shareholders will own approximately 56% of the common shares of the combined REIT. CCPT II shareholders in the combined company will not be subject to any lockup period upon the public listing and can expect to continue to see, without disruption, a dividend distribution from their investment in the combined company. CCPT II will pay no internalization fee or transaction fees to Cole.

The combined company will benefit from expanded scale and financial resources, a more broadly diversified portfolio of high-quality real estate assets and enhanced access to capital. The combined company’s portfolio will include over 2,000 properties in 48 states that are net leased primarily to investment grade and other credit-worthy tenants. The combined company will be led by an experienced, highly-regarded management team, with Thomas Nolan, Jr., currently Chairman and Chief Executive Officer of Spirit Realty, serving as Chairman and CEO.

We are confident that all CCPT II shareholders will benefit from this proposed liquidity event, which successfully brings investments in CCPT II full cycle at an attractive valuation, and with significant upside potential from the combined company’s additional scale and access to capital. We will be mailing a letter to all shareholders to assist you in communicating this positive announcement.

Thank you for your clients’ investment in CCPT II and your partnership with Cole. We encourage you to contact us if you have any questions or need additional information. Please do not hesitate to call your Cole sales representative at 866-341-2653.

Sincerely,

Marc Nemer	Jeff Holland
President and Chief Executive Officer	Executive Vice President, Head of Capital Markets
Cole Real Estate Investments	Cole Real Estate Investments

Cautionary Statement Concerning Forward-Looking Statements:

In addition to historical information, this document contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which Spirit Realty and CCPT II operate and beliefs of and assumptions made by Spirit Realty management and CCPT II management, involve risks and uncertainties that could significantly affect the financial results of Spirit Realty or CCPT II or the combined company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “projects,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving Spirit Realty and CCPT II, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to rent and occupancy growth, changes in sales or contribution volume of developed properties, general conditions in the geographic areas where we operate and the availability of capital — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Some of the factors that may affect outcomes and results include, but are not limited to: (i) national, international, regional and local economic climates, (ii) changes in financial markets, interest rates, credit spreads, and foreign currency exchange rates, (iii) changes in the real estate markets, (iv) continued ability to source new investments, (v) increased or unanticipated competition for our properties, (vi) risks associated with acquisitions, (vii) maintenance of real estate investment trust status, (viii) availability of financing and capital, (ix) changes in demand for developed properties, (x) risks associated with achieving expected revenue synergies or cost savings, (xi) risks associated with the ability to consummate the merger and the timing of the closing of the merger, and (xii) those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (“SEC”) by Spirit Realty and CCPT II from time to time. Neither Spirit Realty nor CCPT II undertakes any duty to update any forward-looking statements appearing in this document.

Additional Information About This Transaction:

CCPT II expects to file with the SEC a registration statement on Form S-4 that will include a joint proxy statement of CCPT II and Spirit Realty that also constitutes a prospectus of Spirit Realty. CCPT II and Spirit

Realty also plan to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the joint proxy statement/prospectus (if and when it becomes available) and other relevant documents filed by Spirit Realty and CCPT II with the SEC at the SEC’s website at www.sec.gov. Copies of the documents filed by Spirit Realty with the SEC will be available free of charge on Spirit Realty’s website at www.spiritrealty.com or by directing a written request to Spirit Realty Capital, Inc., 16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260, Attention: Investor Relations. Copies of the documents filed by CCPT II with the SEC will be available free of charge by directing a written request to Cole Credit Property Trust II, Inc., 2325 East Camelback Road, Suite 1100, Phoenix, Arizona, 85016, Attention: Investor Relations.

Spirit Realty and CCPT II and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Spirit Realty’s executive officers and directors in Spirit Realty’s final prospectus filed with the SEC on September 21, 2012. You can find information about CCPT II’s executive officers and directors in CCPT II’s definitive proxy statement filed with the SEC on April 13, 2012. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and other relevant documents filed with the SEC if and when they become available. You may obtain free copies of these documents from Spirit Realty or CCPT II using the sources indicated above.

This document shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.